Exhibit 99.1

Press Release

NetScout Acquires ONPATH Technologies to Extend Next Generation Network Monitoring Switch Portfolio

Acquisition Brings Advanced Switching Technology to Deliver Market-Leading Modular Scalability with Support for High-Density 10, 40 and 100 Gigabit Ethernet connectivity

WESTFORD, Mass.—(BUSINESS WIRE)—Nov. 1, 2012— NetScout® today announced the acquisition of privately held ONPATH Technologies. Based in Marlton, New Jersey, ONPATH is an established provider of scalable monitoring connectivity solutions for high-performance networks that aggregate and distribute network traffic for data, voice, and video testing, monitoring, performance management, and CyberSecurity deployments. The acquisition of ONPATH is a strategic move by NetScout to aggressively expand its leadership position in the network monitoring switch market. The acquisition builds on the successful acquisition and integration of Simena in November, 2011 and will accelerate time-to-market for industry-leading ultra low latency and high density network monitoring switch solutions.

The ONPATH acquisition brings high-density modular network monitoring switch products with an advanced centralized management system that allows simple point-and-click provisioning and secure control of large network monitoring switch deployments. NetScout will leverage ONPATH’s next generation technology to deliver an extensible modular chassis-based switching product portfolio supporting more than 500 ports of 10 Gigabit Ethernet (GbE) per chassis along with market-leading densities for 40 GbE, and future support for 100 GbE interfaces. This acquisition further strengthens NetScout’s Unified Service Delivery Management strategy by enabling ubiquitous and scalable access to all relevant network traffic across highly distributed network environments for use by any network monitoring, performance management and security system, including NetScout’s own nGenius® Service Assurance Solution.

“As enterprise and service provider organizations continue to face the challenges of monitoring large, distributed and high volume IP network environments, they need greater density and flexibility to scale their access to packet-flow intelligence,” said Anil Singhal, president and CEO, NetScout. “Our acquisition of ONPATH significantly extends NetScout’s network monitoring switch position and will enable us to establish ourselves as the technology leader in this segment. We intend to quickly integrate this technology into our packet flow switch product offering to deliver a comprehensive, ultra low latency switch portfolio with industry-leading performance and port densities that will be easier to integrate and simpler to manage. This will enable enterprise and service provider organizations to address a diverse range of deployment requirements to improve the efficiency, control and distribution of valuable network traffic flows and reduce the overall total cost of ownership for network-based monitoring deployments.”

NetScout will maintain ONPATH’s test automation business as a new business unit and will integrate the ONPATH network monitoring switch and system management products into its nGenius Packet Flow Switch family. Initial switching products resulting from the acquisition are expected to be available for volume shipping in the first calendar quarter of 2013. About 45 existing ONPATH employees will be integrated into NetScout’s ongoing operations and all existing ONPATH customers will continue to receive support from NetScout. For the remainder of the fiscal year 2013, the acquisition is expected to be earnings per share neutral on a non-GAAP basis and to be slightly dilutive on a GAAP basis. It is expected to be accretive on a non-GAAP and GAAP basis for the fiscal year 2014 and beyond.

About NetScout Systems, Inc.

NetScout Systems, Inc. (NASDAQ: NTCT) is the market leader in Unified Service Delivery Management enabling comprehensive end-to-end network and application assurance. For 28 years, NetScout has delivered breakthrough packet-flow technology that provides trusted and comprehensive real-time network and application performance intelligence enabling unified assurance of the network, applications and users. These solutions enable IT staff to predict, preempt and resolve network and service delivery problems while facilitating the optimization and capacity planning of the network infrastructure. NetScout nGenius® and Sniffer® solutions are deployed at more than 20,000 of the world’s largest enterprises, government agencies, and more than 148 service providers, on over one million physical and 2,000 virtual network segments to assure the network, applications, and service delivery to their users and customers. For more information about NetScout go to http://www.netscout.com

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and other federal securities laws. Investors are cautioned that statements in this press release, which are not strictly historical statements, including without limitation, the statements that the acquisition will enable our customers to improve access to their network traffic flows and reduce their ownership costs of network-based monitoring deployments, our expected first quarter calendar year 2013 release of initial switching products, and that the acquisition is expected to be neutral on a non-GAAP basis and slightly dilutive on a GAAP basis in fiscal year 2013, and to be accretive in fiscal year 2014 and beyond, on both a GAAP and non-GAAP basis constitute forward-looking statements which involve risks and uncertainties. Actual results could differ materially from the forward-looking statements. Risks and uncertainties which could cause actual results to differ include, without limitation, risks and uncertainties associated with slowdowns or downturns in economic conditions generally and in the market for advanced network and service assurance solutions specifically, the Company’s relationships with strategic partners, dependence upon broad-based acceptance of the Company’s network performance management solutions, the Company’s ability to achieve and maintain a high rate of growth, introduction and market acceptance of new products and product enhancements, the ability of the Company to take advantage of service provider opportunities, competitive pricing pressures, reliance on sole source suppliers, successful expansion and management of direct and indirect distribution channels and dependence on proprietary technology and the ability of NetScout to successfully integrate ONPATH and the associated technology and achieve operational efficiencies. For a more detailed description of the risk factors associated with the Company, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 on file with the Securities and Exchange Commission. NetScout assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

NetScout, nGenius and Sniffer are registered trademarks of NetScout Systems, Inc.

Source: NetScout Systems, Inc.

NetScout Systems

Roger Fortier, 408-571-5343

Sr. Public and Analyst Relations Manager

roger.fortier@netscout.com

or

Davies Murphy Group, Inc.

Joseph Rigoli, 781-418-2460

netscout@daviesmurphy.com